AXP Global Series, Inc.


                                    EXHIBIT INDEX

Exhibit (11)             Opinion and Consent of Counsel.

Exhibit (16)(a)          Directors' Power of Attorney dated January 13, 2000

Exhibit (16)(b)          Officers' Power of Attorney dated January 13, 2000

Exhibit (16)(c)          Trustees' Power of Attorney dated January 13, 2000

Exhibit (16)(d)          Officers' Power of Attorney dated January 13, 2000